Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-127410) pertaining to the Employees’ Plan of IAC/InterActiveCorp of our report dated June 22, 2018, with respect to the financial statements and schedule of the IAC/InterActiveCorp Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ ERNST & YOUNG LLP

New York, New York June 22, 2018